United States securities and exchange commission logo





                      February 14, 2023

       Chad Plotkin
       Chief Financial Officer
       Clearway Energy, Inc.
       300 Carnegie Center, Suite 300
       Princeton, NJ 08540

                                                        Re: Clearway Energy,
Inc.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2021
                                                            Filed February 28,
2022
                                                            File No. 001-36002

       Dear Chad Plotkin:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation